Exhibit 99.1

Calavo Growers, Inc. Increases Annual Dividend to $1.15 Per Share,

or 4.5% over Prior Year

SANTA PAULA, Calif. October 26, 2020—Calavo Growers, Inc. (“Calavo”) (“Company”) (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that its board of directors has declared an annual cash dividend on its common stock of $1.15 per share. The dividend will be paid on December 4, 2020 to Calavo Growers’ shareholders of record as of the close of business on November 13, 2020.

“We are pleased to announce our ninth consecutive annual dividend increase,” said James E. Gibson, Chief Executive Officer of Calavo. "The 4.5% increase reflects our board’s confidence in the long-term growth prospects of the business despite a challenging year as a result of COVID-19.”

Calavo has paid an annual cash dividend every year since the company began trading publicly in 2002, over which time the dividend has increased 475 percent.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com

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